Exhibit 10.4
Amendment to Employment Agreement
     This Amendment to Employment Agreement (this “Amendment”) is entered into by and between George E. Norcross, III (hereinafter “Employee”) and Commerce Bancorp, Inc. (and all of its affiliates and subsidiaries) (hereinafter collectively “Commerce”), a New Jersey business corporation, effective as of the date written below. This Amendment amends the Amended and Restated Employment Agreement between Employee and Commerce dated as of October 2, 2007 (the “Employment Agreement”) and is being entered into simultaneously with (and conditional upon) the execution of a Non-Competition Agreement with Commerce dated as of even date herewith, to be effective upon the consummation of a sale contemplated by Section 4.5(a) of the Employment Agreement (the “Non-Competition Agreement”).
     1. 409A Amendment. For purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, the last sentence of Section 7.1(b) of the Employment Agreement is deleted, and in its place, the following sentence is added:
“If and only to the extent that it becomes necessary to reduce any compensation payable to Employee in order to comply with this provision, then (i) the installment of the Change in Control Payment to be paid to Employee on the third anniversary of the Closing Date shall be reduced first, (ii) the installment of the Change in Control Payment to be paid to Employee on the second anniversary of the Closing Date shall be reduced second, (iii) the installment of the Change in Control Payment to be paid to Employee on the first anniversary of the Closing Date shall be reduced third, (iv) the installment of the Change in Control Payment to be paid to Employee on the Closing Date shall be reduced fourth, and (v) any other cash payments to be paid to Employee shall be reduced fifth, commencing with those payments payable latest in time and ending with those payments payable earliest in time under the terms of this Agreement.”
     2. Modification to Change in Control Payment in the Event of a Sale of Commerce Insurance.
               A. The parties to this Amendment recognize and acknowledge that there is uncertainty with respect to the application of Section 280G of the Code and the determinations to be made by Commerce thereunder in connection with payments to be made to Employee.
               B. To deal with this uncertainty, the parties to this Amendment have agreed that Employee will enter into the Non-Competition Agreement, and in consideration therefor, in the event of the occurrence of the consummation of a sale contemplated by Section 4.5(a) of the Employment Agreement, the aggregate amount of the “Change in Control Payment” as defined under Section 6 of the Employment Agreement that will be payable to Employee, based on the application of the “Section 280G cut-back” provision set forth in Section 7.1(b) of the Employment Agreement, will be $3,591,500.00.

               C. In consideration of the fact that Employee has agreed to enter into the Non-Competition Agreement and that the parties have agreed in advance to reduce the Change in Control Payment to a fixed amount, the parties hereby agree that the Change in Control Payment will be paid to the Employee in a lump sum on the later of (i) the consummation of a sale contemplated by Section 4.5(a) of the Employment Agreement, and (ii) January 2, 2008.
               D. The parties agree that: (1) the amount of the Change in Control Payment, as agreed in this Amendment, represents the final determination of the amount of the Change in Control Payment due under the Employment Agreement (including but not limited to the determination of the application of Section 7 to the Change in Control Payment), (2) no payment or other action or determination by any Person (as defined in the Employment Agreement) on or after the date of this Amendment shall change or otherwise affect the amount of the Change in Control Payment, (3) for purpose of clarification, and not to eliminate any other rights Employee has under the Employment Agreement, in the event of the occurrence of both (i) the consummation of a sale contemplated by Section 4.5(a) of the Employment Agreement, and (ii) a Change in Control, Employee acknowledges that he shall not be entitled to any other cash Change in Control Payments or cash severance payments under the Employment Agreement following a Change in Control, or any other payments from Commerce in the event that Employee becomes subject to any excise tax under Section 4999 of the Code, (4) Commerce acknowledges that it shall bear sole responsibility for any inability it may have to fully deduct the amount of the Change in Control Payments due to the application of Section 280G of the Code, and (5) if it is determined at a later date that it would be more beneficial for Employee to reimburse Commerce for all or any portion of the Change in Control Payments in order for Employee to avoid the imposition of excise tax under Section 4999 of the Code, Employee may, at his election, choose to reimburse Commerce such amount.
                    3. Deletion of Section 7.1(c). Section 7.1(c) of the Employment Agreement (for purposes of clarity, including subsections (i) and (ii) thereof) is hereby deleted, and all references thereto are hereby deleted.
                    All other terms of the Employment Agreement remain unamended. The provisions of Sections 13 and 14 of the Employment Agreement are hereby incorporated by reference into this Amendment. This Amendment may be signed in counterparts, all of which shall be considered one and the same instrument.
[next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of December 31, 2007.

COMMERCE BANCORP, INC.

By:	/s/ Douglas J. Pauls

EMPLOYEE

/s/ George E. Norcross, III George E. Norcross, III